Exhibit 99.1

STONE ENERGY CORPORATION

Announces Close of Acquisition of BP’s Pompano Field Working Interest

LAFAYETTE, LA. December 28, 2011

Stone Energy Corporation (NYSE: SGY) today announced the closing of the previously announced acquisition of deep water assets from BP Exploration & Production Inc. (BP), which include BP’s 75% operated working interest in the five block deep water Pompano field in Mississippi Canyon, a 51% operated working interest in the adjacent Mississippi Canyon block 29, a 50% non-operated working interest in the Mica field, which ties back to the Pompano platform, and interests in 23 deep water exploration leases located in the vicinity of the Pompano field. The stated purchase price of $204 million was adjusted under the agreement to $167.6 million, after adjusting for the effective date of July 1, 2011. The final purchase price is subject to further adjustments for the subsequent period through the closing date. The acquisition was funded from cash on hand and $45 million in borrowings under Stone’s revolving bank credit facility. Following the completion of the closing on December 28, 2011, Stone had $45.0 million in bank borrowings and $61.1 million in letters of credit outstanding under its bank credit facility, with availability of $293.9 million under its bank credit facility.

Stone’s preliminary review of the estimated proved reserves relating to the acquired properties indicated estimated proved reserves of approximately 17 million barrels of oil equivalent (Boe) as of December 28, 2011, which were approximately 83% oil. Stone’s preliminary estimate of the asset retirement obligation associated with the properties is approximately $60 million. The Pompano platform is a production hub with seven producing leases, currently producing at an average rate of approximately 3,300 Boe per day, net to Stone. The production hub has production capacity of 60,000 barrels of oil per day and 135 million cubic feet of gas per day, which could allow for potential processing of additional third party production.

Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploration, exploitation, development and operation of oil and gas properties located primarily in the Gulf of Mexico. Stone is also active in the Appalachia region. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210-phone, 337-521-9880-fax or via e-mail at CFO@StoneEnergy.com.

Forward Looking Statements

Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico and Appalachia, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.